Exhibit 99.1

For immediate release

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES FIRST QUARTER

2010 RESULTS

First Quarter Highlights:

•                  First quarter results net sales of $14.6 million in line with internal expectations

•                  Net loss per diluted share of $0.40 in the first quarter in line with seasonal patterns

•                  Facility optimization project on time and on budget

•                  Company reiterates dividend policy

June 8, 2010 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the first quarter ended March 31, 2010.

First Quarter Results

Historically, first quarter sales are the lowest of any quarter, typically averaging less than 10% of full year sales.  Management believes this is due to distributors and end users generally not wanting to replace equipment until the beginning of a snow season and distributors generally waiting until Douglas Dynamics pre season sales incentive period to re-stock their inventory. As such, the Company historically generates a net loss in the first quarter.

Net sales were $14.6 million in the first quarter of 2010, representing a 3.5% year-over-year decrease. This decrease in net sales reflects lower parts and accessories sales partially offset by an improvement in equipment sales.

James L. Janik, President and Chief Executive Officer of Douglas Dynamics commented, “Our first quarter results were in-line with our expectations and the seasonal patterns that are typical for our business. As we implement our pre-season sales program, we are carefully building our inventory position to accommodate increased demand for our products in the second and third quarter.”

Net loss was $5.7 million, or $0.40 per diluted share, in the first quarter of 2010 compared to a net loss of $4.5 million, or $0.31 per diluted share, in the first quarter of 2009. Please see the Seasonality Commentary section of the release for additional detail.   The effective tax rate was 39% in the first quarter of 2010 compared to 47% in the first quarter of 2009.

The Company reported Adjusted EBITDA of negative $1.2 million in the first quarter of 2010, compared to Adjusted EBITDA of negative $0.5 million in the first quarter of 2009. The decrease in Adjusted EBITDA is primarily attributable to reduced production levels, which resulted in lower overhead absorption. This stemmed from the transition of production from the Johnson City, Tennessee manufacturing facility, which is expected to close in mid-2010, to the Milwaukee, Wisconsin and Rockland, Maine manufacturing facilities.

Janik continued, “While we saw overall increases in equipment sales, indicating that demand is modestly improving for our products, we experienced lower parts and accessories sales.  Sales are closely correlated with the prior season’s snowfall, which during the past season was concentrated in the Mid-Atlantic region, rather than our core Midwest, New England and Canadian Markets that typically experience more consistent snowfall each year and therefore have a large base of professional snowplowers. Through the quarter, we focused on consolidating our facilities, including the closure of the Johnson City manufacturing location, to generate operational efficiencies, generate incremental cost savings and implement quality improvements throughout our manufacturing processes.”

Balance Sheet and Liquidity

During the first quarter of 2010, the Company recorded net cash used in operating activities of $4.2 million compared to net cash used in operating activities of $4.5 million in the same period last year.

As part of the Company’s customary inventory build, inventory was $39.3 million at the end of the first quarter of 2010, compared to $26.7 million of inventory at the end of 2009 and $41.3 million at the end of the first quarter of 2009, as the Company prepared for pre-season orders.

Accounts receivable in the first quarter of 2010 was $9.6 million compared to $32.2 million in the fourth quarter of 2009. The Company historically sees accounts receivables decline in the first quarter as orders and shipments slow down in conjunction with the end of the snow season.

Seasonal Commentary

As previously disclosed, the Company’s business is seasonal. Consequently, the results of operations and financial condition vary from quarter-to-quarter. In addition, because of this seasonality, the Company’s results of operations for any quarter may not be indicative of results of operations that may be achieved for a subsequent quarter or the full year, and may not be similar to results of operations experienced in prior years.

Sales of Douglas Dynamics’ products are significantly impacted by the level, timing and location of snowfall, with sales in any given year and region most heavily influenced by snowfall levels in the prior snow season (which the Company considers to begin in October and end in March) in that region.  To a lesser extent, sales of the Company’s products are influenced by the timing of snowfall in a given winter. Because an early snowfall can be viewed as a sign of a heavy upcoming snow season, end-users may respond to an early snowfall by purchasing replacement snow and ice control equipment, during the current season rather that delaying purchases until after the season is over when most purchases are typically made by end-users.

The Company attempts to manage the seasonal impact of snowfall on its revenues in part through its pre-season sales program, which involves actively soliciting and encouraging pre-season distributor orders in the second quarter by offering distributors a combination of pricing, payment and freight incentives during this period. These pre-season sales incentives encourage distributors to re-stock their inventory during the second and third quarters in anticipation of the peak fourth quarter retail sales period by offering favorable pre-season pricing and payment deferral until the fourth quarter. As a result, the Company tends to generate its greatest volume of sales during the second and third quarters, providing manufacturing visibility for the remainder of the year.  By contrast, the Company’s revenue and operating results tend to be lowest during the first quarter and management believes that end-users prefer to wait until the beginning of a snow season to purchase new equipment as distributors sell off inventory and wait for the pre-season sales incentive period to re-stock inventory. Fourth quarter sales vary from year-to-year as they are primarily driven by the level, timing and location of snowfall during the quarter.

Annual Order and Shipment Trends*

* Generalized example of typical annual order and shipment trends based on historical information

Due to the seasonality of its sales, the Company also experiences seasonality in its working capital needs. In the first quarter, the Company requires capital as it is generally required to build inventory in anticipation of its second and third quarter sales seasons. During the second and third quarters, the Company’s working capital requirements rise as accounts receivable increase as a result of the sale and shipment of products ordered through its pre-season sales program. Working capital requirements peak towards the end of the third quarter and then begin to decline through the fourth quarter through a reduction in accounts receivable (as it is in the fourth quarter that the Company receives a majority of the payments for previously shipped products). The Company also attempts to manage the impact of seasonality on its business costs through the effective management of its assets.

Dividend Policy

Subject to the approval of the Company’s board of directors and in accordance with the restrictions in its debt instruments, Douglas Dynamics currently intends to pay a quarterly dividend on its common stock, commencing during its third quarter of 2010 in equal quarterly installments at an initial annual rate of $0.73 per share.

Mr. Janik concluded, “We are very pleased to have successfully completed our initial public offering during the second quarter, especially in light of the ongoing market volatility. More importantly, the business is off to a solid start in 2010 as we start to ramp up earnings over the remainder of the year. With the bulk of our initiatives related to our plant consolidation behind us, we expect to finalize the process in the second quarter. We also expect to realize the remainder of the associated annualized cost savings of approximately $4 million going forward. While we continue to see some caution on the part of our distributors, we believe there are signs of pent up demand in the marketplace that may positively impact us towards the end of 2010 and into 2011. With our more efficient operations and stronger financial position, we believe we are fully prepared to capitalize on the long-term pick-up in end-market demand.”

Webcast Information

The Company will host an investor conference call on Thursday, June 8, 2010 at 10:00 a.m. Central Daylight Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry.  Additional press releases and investor relations information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

Management has disclosed a financial measurement in this press release, “Adjusted EBITDA,” which does not conform to U.S. generally accepted accounting principles (GAAP) and, as such, should not be construed as an alternative to the reported results determined in accordance with GAAP.  Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for certain non-recurring charges related to the closure of our Johnson City, Tennessee manufacturing facility, certain unrelated legal expenses and a one-time stock option repurchase, as well as management fees paid by us to affiliates of our principal stockholders.   We use, and we believe our investors benefit from the presentation of Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with additional tools to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. In addition, we believe that Adjusted EBITDA is useful to investors and other external users of our consolidated financial statements in evaluating our operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, and amortization and accretion, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. Management also uses Adjusted EBITDA to evaluate our ability to make certain payments, including dividends, in compliance with our senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Loss to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, product demand, the payment of dividends, future financial performance, strategies, expectations, closure of our Johnson City manufacturing facility, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statement,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the prospectus related to the Company’s initial public offering dated May 4, 2010, filed with the Securities and Exchange Commission in accordance with Rule 424(b) of the Securities Act of 1933, as amended.  You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31,	December 31,
	2010	2009
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$69,377	$69,073
Accounts receivable, net	9,599	32,172
Inventories	39,271	26,697
Deferred income taxes	3,729	3,729
Pre-paid income taxes	5,051	—
Prepaid management fees-related party	104	417
Prepaid and other current assets	1,924	1,446
Total current assets	129,055	133,534

Property, plant, and equipment, net	25,884	26,661
Goodwill	107,222	107,222
Other intangible assets, net	131,410	132,950
Deferred financing costs, net	3,009	3,311
Other long-term assets	942	941
Total assets	$397,522	$404,619

Liabilities, redeemable stock and stockholders’ equity
Current liabilities:
Accounts payable	$3,885	$5,170
Accrued expenses and other current liabilities	9,531	12,598
Accrued interest	2,457	5,367
Income taxes payable	—	1,202
Short-term borrowings	6,000	—
Current portion of long-term debt	850	850
Total current liabilities	22,723	25,187

Retiree health benefit obligation	8,002	7,848
Pension obligation	9,017	8,957
Deferred income taxes	20,021	18,913
Deferred compensation	1,544	1,482
Long-term debt, less current portion	231,600	231,813
Other long-term liabilities	2,110	2,195

Redeemable Stock	2	2
Total stockholders’ equity	102,503	108,222
Total liabilities, redeemable stock and stockholders’ equity	$397,522	$404,619

Douglas Dynamics, Inc

Consolidated Statements of Operations

(In thousands, except share data)

	Three Month Period Ended
	March 31, 2010	March 31, 2009
	(unaudited)

Net sales	$14,647	$15,173
Cost of sales	12,667	12,160
Gross profit	1,980	3,013

Selling, general, and administrative expense	5,808	5,532
Intangibles amortization	1,540	1,540
Management fees-related party	347	325

Loss from operations	(5,715)	(4,384)

Interest expense, net	(3,715)	(4,012)
Other income (expense), net	6	(59)
Loss before taxes	(9,424)	(8,455)

Income tax benefit	(3,705)	(3,993)

Net loss	$(5,719)	$(4,462)

Weighted average number of common shares outstanding:
Basic	14,421,736	14,429,645
Diluted	14,421,736	14,429,645

Loss Per Share:
Basic	$(0.40)	$(0.31)
Diluted	$(0.40)	$(0.31)

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Month Period Ended
	March 31, 2010	March 31, 2009
	(unaudited)

Operating activities
Net loss	$(5,719)	$(4,462)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,557	2,833
Amortization of deferred financing costs	302	284
Stock-based compensation	—	732
Provision for losses on accounts receivable	49	49
Deferred income taxes	1,108	(105)
Changes in operating assets and liabilities:
Accounts receivable	22,524	21,215
Inventories	(12,574)	(12,534)
Prepaid and other assets and prepaid income taxes	(5,217)	(3,339)
Accounts payable	(1,285)	(1,788)
Accrued expenses and other current liabilities	(7,179)	(7,924)
Deferred compensation	62	63
Benefit obligations and other long-term liabilities	129	440
Net cash used in operating activities	(4,243)	(4,536)

Investing activities
Capital expenditures	(1,240)	(1,322)
Net cash used in investing activities	(1,240)	(1,322)

Financing activities
Stock repurchases	—	(1,000)
Payments of deferred financing costs	—	(45)
Revolver borrowings	6,000	—
Repayment of long-term debt	(213)	(213)
Net cash provided by (used in) financing activities	5,787	(1,258)
Change in cash and cash equivalents	304	(7,116)
Cash and cash equivalents at beginning of period	69,073	53,552
Cash and cash equivalents at end of period	$69,377	$46,436

Douglas Dynamics, Inc.

Net Loss to Adjusted EBITDA reconciliation (unaudited)

	Three months ended March 31,
	2010	2009

Net Loss	$(5,719)	$(4,462)

Interest Expense - Net	3,715	4,012
Income Taxes	(3,705)	(3,993)
Depreciation Expense	2,016	1,293
Amortization	1,540	1,540
EBITDA	(2,153)	(1,610)

Management Fees	347	325
Stock Based Compensation (1)	—	732
Other non-recurring charges (2)	619	55
Adjusted EBITDA	$(1,187)	$(498)

(1)   Reflects the stock-based compensation expense associated with the repurchase of stock options from certain of our executives

(2)   Reflects severance and one-time, non-recurring expenses for costs related to the closure of our Johnson City facility of $440 and $0 for the three months ended March 31, 2010 and 2009 respectively and $179 and $55 of unrelated legal fees for the three months ended March 31, 2010 and 2009 respectively.